SUB-ITEM 77-Q1 (a) EXHIBITS

FEDERATED TOTAL RETURN SERIES, INC.

ARTICLES OF AMENDMENT


	FEDERATED TOTAL RETURN SERIES, INC.,
a Maryland corporation (hereinafter
called the "Corporation"), hereby certifies to the Maryland State Department of Assessments and
Taxation that:

	FIRST:	The Corporation hereby renames
all of the shares of Federated Total
Return Bond Fund Class K Shares as follows:

Old Name	New Name
Federated Total Return Bond Fund
Federated Total Return Bond Fund
Class K Shares	Class R Shares

	SECOND:	The foregoing amendment to the
charter of the Corporation was approved
by a majority of the entire Board of Directors of the Corporation; the charter amendment is limited to a change expressly permitted by Section 2-605 of the Maryland General Corporation
Law to be made without action by stockholders; and the Company is registered as an open-end investment company under the Investment
Company Act of 1940, as amended.

	IN WITNESS WHEREOF, Federated Total
Return Series, Inc. has caused these Articles of Amendment to be signed in its name and on its behalf as of February 1, 2011, by its duly authorized officers, who acknowledge that these Articles of Amendment are the act of the Corporation, that to the best of their knowledge, information and belief, all matters and facts set forth herein relating to the authorization and approval of these Articles are true in all material respects, and that this statement is made under the penalties of perjury.

WITNESS:
FEDERATED TOTAL RETURN SERIES, INC.


/s/ Todd P. Zerega
By: /s/ J. Christopher Donahue
Todd P. Zerega
  J. Christopher Donahue
Assistant Secretary
  Executive Vice President